Bullion Monarch Mining Elaborates On Legal Proceedings Against Newmont USA Limited

For immediate release May 13, 2008

Orem, Utah – Bullion Monarch Mining, Inc. (“BULM” [www.bullionmm.com]), a natural resource company with mining interests in gold, silver and oil, filed an action in the United States District Court, District of Nevada on April 28, 2008, against Newmont USA Limited, a Delaware corporation (“Newmont”) and wholly-owned subsidiary of Newmont Mining Corporation (“NEM”).

Bullion has instituted a lawsuit against Newmont USA Limited for recovery of alleged unpaid royalties.  The lawsuit arises out of a 1979 Agreement in which Bullion agreed to refrain from mining activity and exploration in an area that is now known as the Carlin Trend. The area of interest appears to be 256 square miles near or in the Carlin Trend and could include additional lands.  The Carlin trend is one of the largest gold producing areas in the world.  The 1979 Agreement requires that Newmont pay one percent (1%) royalty on gross mineral revenues in an area of interest.  Newmont has recognized an obligation to pay royalties for certain mineral revenues in the area, but has refused to pay royalties on the full extent of the area of interest claimed by Bullion.

Bullion has also requested more detailed accountings of the royalties being paid by Newmont as specified in the contract.  Newmont has refused to provide the additional requested data.

Bullion Monarch has entered into a contingency agreement with Robison, Belaustegui, Sharp & Low in Reno, Nevada. Any questions about the lawsuit can be directed to Clayton P. Brust of Robison, Belaustegui, Sharp & Low (775) 329-3151.

Forward-looking Statements

Forward-looking statements in this press release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve risks and uncertainties detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

Contact Information

Rob Morris robmorris@bullionmm.com

(801) 426-8111